Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 6th day of May 2024 (the “Execution Date”), by and between XTI Aerospace, Inc. (the “Company”) and Scott Pomeroy (“Executive”) effective on March 13, 2024 (the “Effective Date”).

WHEREAS, Executive was Chief Financial Officer of the Company’s subsidiary XTI Aircraft Company (“XTI Aircraft”) under that certain Consulting Services Agreement, dated effective July 1, 2022, which terminated as of the Closing;

WHEREAS, Company now desires to employ Executive to provide services to the “Company” (as defined herein) as Chief Executive Officer for the period and upon the terms and conditions set forth herein, and Executive agrees to provide such services in such capacity; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Employment. The Company will employ the Executive as Chief Executive Officer of the Parent Company effective upon the closing of the merger between Inpixon. Inc. and XTI Aircraft (the “Closing”). Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2. Term. The period of employment of Executive by the Company under this Agreement (the “Employment Period”) shall commence on the Effective Date and continue until December 31, 2025, with one automatic one-year extension to December 31, 2026, subject to either party providing nine-months’ prior notice (that is, on or before March 31, 2025) to the other party of such notifying party’s election not to extend the Employment Period. The Employment Period may be sooner terminated by either party in accordance with Sections 6 or 7 of this Agreement.

3. Position and Duties. During the Employment Period, Executive shall serve as Chief Executive Officer of the Company and shall report to the Company’s Board of Directors (the “Board”). Executive shall also serve on the Board of Directors of the Company and serve as its Chairman. Executive shall have such powers and duties as set forth in this Agreement and as may be prescribed by the Board of Directors. Executive’s duties and responsibilities shall include supervisory responsibilities of all Company and its subsidiaries’ operations and personnel related to the development of the Company’s aircraft and related to the Company’s industrial internet of things business, including without limitation, the Company’s financial and technical matters, sales, marketing, investor relations, and human resources matters. Executive’s scope of work shall include the goals described in connection with the Cash Bonus Criteria in Schedule A hereto.

Executive shall devote full-time to perform Executive’s duties and responsibilities hereunder. Provided, however, Executive shall be permitted to serve on the board or committee listed on Schedule B hereto to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities hereunder.

4. Place of Performance. Executive’s principal place of employment shall be at the Company’s offices in Denver, Colorado, and his personal office in [***].

5. Compensation and Related Matters.

(a) Salary. During the Employment Period, Executive’s base salary shall be Four Hundred Thousand Dollars ($400,000) per annum or such higher rate as the Board may determine from time to time in its sole discretion (the “Base Salary”), which salary shall be payable by the Company in regular equal consecutive installments in accordance with the Company's general payroll practices in effect from time to time.

(b) Expenses. Company shall reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties for Company under this Agreement in accordance with Company’s policies with respect thereto. Such reimbursements shall be made by Company within a reasonable time after submission by Executive of vouchers in accordance with Company’s standard procedures.

(c) Stock Options and Bonus. Executive will be included as a participant in the incentive stock option plan (the “Stock Option Plan”) with options or other forms of equity incentives available consistent with the plan, Executive’s position, and his ownership in the Company. In addition to Executive’s participation in the Stock Option Plan: (i) the Company also may issue to Executive additional stock options or other equity incentives in the sole discretion of the Board; and (ii) Executive shall be entitled to an annual cash bonus up to 100% of his Base Salary in accordance with Schedule A. The Board of Directors shall determine and shall award the annual cash bonus by January 31, 2025, 2026, and 2027 (subject to cancellation of the one-year extension described in Section 2, above) following the end of each calendar year of the Employment Period.

(d) Vacation, Sick Days, Holidays. Executive shall be entitled to vacation time and paid holidays that are provided to senior Executives of the Company as set forth in the Company’s handbook or other policies that are in effect at any given time, and as amended. Notwithstanding the foregoing, Executive shall be entitled to six (6) weeks’ vacation annually. In addition to vacation, Executive shall be entitled to the number of sick days, paid holidays and personal days per year that other senior Executive officers of Company are entitled to under Company’s policies. Executive acknowledges and agrees that the accrual, carryover, and other rights related to vacation days and sick days, and all other rights and obligations relating to vacation and sick days shall be in accordance with the Company’s policies.

(e) Services Furnished. Unless otherwise consented to by Executive, during the Employment Period Company shall furnish Executive with appropriate office space at its corporate office and such other administrative support and services on a basis that is mutually acceptable to the parties.

(f) Director and Officer Liability Insurance. During the Employment Period Company shall obtain and maintain officer and director liability insurance in such amounts as the Board shall so determine. Executive will be a named insured on each such policy.

(g) Executive Benefit Plans. During the Employment Period, Executive (and Executive’s spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all benefit plans or programs maintained by Company from time to time for the benefit of their senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. Company shall at all times provide to Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers of Company) the same type and levels of participation and benefits as are being provided to other senior executives of Company (and their spouses and dependents to the extent provided under the applicable plans or programs). During the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other Executive benefit plans and programs maintained from time to time by Company for the benefit of their senior executives.

6. Termination. Executive’s employment may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. Company shall have the right to terminate Executive’s employment hereunder at any time after Executive becomes “Totally Disabled.”  For purposes of this Agreement, Executive shall be “Totally Disabled” upon Executive’s inability to perform the essential functions of the duties and responsibilities contemplated under this Agreement for a period of more than 30 consecutive days in any 12-month period or 60 total days in any 12-month period due to physical or mental incapacity or impairment, as determined in the reasonable judgment of an independent physician selected by the mutual agreement of both parties.  Such termination shall become effective five business days after Company gives notice of such termination to Executive, or to his spouse or legal representative. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 5 of this Agreement until Executive’s employment hereunder is terminated pursuant to this Section 6(b) or Section 7; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by Company.

(c) Cause. Company may terminate Executive’s employment hereunder for Cause at any time if Company has “Cause” and gives written notice thereof to Executive any time after the Company has actual knowledge of the occurrence of such “Cause”. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the continued failure or refusal of Executive to perform Executive’s material duties hereunder (other than as a result of Disability) or to comply with the reasonable and good faith lawful instructions of the Board of Directors; (ii) the engaging by Executive in gross misconduct or gross negligence in connection with the performance of his duties or otherwise which is materially and demonstrably injurious to Company’s business or reputation; (iii) perpetration of a fraud against or affecting Company or any of its clients, suppliers, agents, or Executives; (iv) any willful or intentional act that injures the reputation, business, or business relationships of Company or Executive’s reputation or business relationships; (v) Executive’s willful material failure to comply with, and/or a willful material violation by Executive of, the written internal policies and/or procedures of Company or violation or any laws or regulations applicable to Executive’s conduct as an Executive of Company or applicable to the conduct of the business of Company; (vi) Executive’s conviction or plea of nolo contendere of a felony or any crime involving fraud, dishonesty or moral turpitude; or (vii) the material breach by Executive of a covenant set forth in this Agreement.

(d) Good Reason. Executive may terminate Executive’s employment hereunder at any time if Executive has “Good Reason” and gives written notice thereof to Company within 90 days of Employee’s actual knowledge of the occurrence of such “Good Reason”.  For purposes of this Agreement, the term “Good Reason” shall mean: (i) any material diminution in Executive’s duties, title, authority, or responsibilities; (ii) a reduction in Executive’s Base Salary, (iii) a material adverse change in benefits not affecting other senior level executives of Company performing similar functions as Executive; (iv) a material breach by Company of any material provision of this Agreement; (v) the sale of the capital stock of Company or all or substantially all of the assets of Company to, or the merger of Company with, a third party that is not a 100 percent-owned subsidiary of Company (a “Change of Control”) if after six months following the Change of Control, Executive provides a minimum of 60-days’ written notice to the Company that Employee elects to terminate this Agreement at the end of said 60-day period, provided, however, that, if susceptible of cure, a notice of breach by Executive pursuant to this Section 6(d) shall be effective only if, within 30 days following delivery of a written notice of breach by Executive, Company has failed to cure the circumstances giving rise to the Good Reason. Following any such notice, Company may reduce or remove any and all of Executive’s duties, positions, and titles with Company and Executive shall resign from any and all positions with the Company, any subsidiary and any other entity with respect to which Executive provides service at the request of the Company.

7. Compensation Following Termination. Upon the execution and delivery of a Waiver and Release Agreement signed by Executive releasing all claims against the Company and its executives, directors and employees, other than as prohibited by law:

(a) Termination by the Company other than for Cause. In the event that Executive’s employment hereunder is terminated by the Company other than for Cause prior to the end of the Employment Period, then immediately following such termination, Executive shall be entitled to the following compensation and benefits:

(i)	A severance payment equivalent to the Base Salary that would have been paid to Employee through the end of the Employment Period;

(ii)	Payment for any unused vacation accrued to the date of termination, as provided in the Company’s policies applicable as of the effective date of termination;

(iii)	Payment for any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Section 3 of this Agreement; and

(iv)	Any benefits to which he may be entitled upon termination pursuant to the plans and programs referred to in Section 3(g) hereof in accordance with the terms of such plans and programs or as may be required by applicable law.

(b) Termination by the Executive for Good Reason. In the event that Executive’s employment is terminated prior to the expiration of the Employment Period by Executive for Good Reason, immediately following such termination, Executive shall be entitled to the following:

(i)	Those items identified in Section 7(a); and

(ii)	For the remainder of the Employment Period, or, if longer, for a period of six months after termination of employment, in the event Executive elects continuation coverage under the applicable state or federal law, the Company shall reimburse Executive for the premium payments made by Executive for such continuation coverage.

(c) Termination for Cause. In the event that Executive’s employment hereunder is terminated by the Company for Cause prior to the end of the Employment Period, then immediately following such termination, Executive shall be entitled to any unpaid compensation and unreimbursed expenses.

8. Exclusive Employment; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.

(a) No Conflict; No Other Employment. Subject to Section 3, during the period of Executive’s employment with Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company or (ii) accept or engage in any other employment, whether as an Executive or consultant or in any other capacity, and whether or not compensated therefor.

(b) Proprietary Information. Executive acknowledges that during the course of his employment with Company Executive will necessarily have access to and make use of proprietary information and confidential records of Company and its affiliates. Executive covenants that Executive shall not during the Employment Period or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than Company, nor otherwise disclose, any Proprietary Information to any individual or entity, unless such disclosure has been authorized in writing by Company or is otherwise required by law. Executive acknowledges and understands that the term “Proprietary Information” includes, but is not limited to: (i) the software products, programs, applications, and processes utilized by Company or any of its affiliates; (ii) the name and/or address of any client of Company or any of its affiliates or any information concerning the transactions or relations of any client of Company or any of its affiliates with Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (iii) any information concerning any product, technology, or procedure employed by Company or any of its affiliates but not generally known to its or their clients or competitors, or under development by or being tested by Company or any of its affiliates but not at the time offered generally to clients; (iv) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of Company or any of its affiliates; (v) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Company or any of its affiliates; (vi) any business plans, budgets, advertising or marketing plans of Company; (vii) any information contained in any of the written or oral policies and procedures or manuals of Company or any of its affiliates; (viii) any information belonging to clients of Company or any of its affiliates or any other person or entity which Company or any of its affiliates has agreed to hold in confidence; (ix) any inventions, innovations or improvements covered by this Agreement; and (x) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “Proprietary Information” shall not include information generally available to and known by the public or the industry or information that is or becomes available to Executive on a non-confidential basis from a source other than Company, any of its affiliates, or the directors, officers, Executives, partners, principals or agents of Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(c) Confidentiality and Surrender of Records. Executive shall not during the Employment Period or at any time thereafter (irrespective of the circumstances under which Executive’s employment by Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by Company. Upon termination of employment for any reason or upon request by Company, Executive shall deliver promptly to Company all property and records of Company or any of its affiliates, including, without limitation, all Confidential Records. For purposes hereof, “Confidential Records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain or depict any Proprietary Information. All property and records of Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of Company or such affiliate during the Employment Period and thereafter.

(d) Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of Confidential Records and Proprietary Information, any violation by his of any of the undertakings contained in this Section 8 would cause Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a state or federal court located in the City and County of Denver restraining any violation or threatened violation of any undertaking contained in this Section 8. Executive waives posting by Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief.

(e) Cooperation with Regard to Litigation. Except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of Company, Executive agrees to cooperate reasonably with Company, during the Employment Period and thereafter (including following Executive’s termination of employment for any reason), by making herself available to testify on behalf of Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Company in any such action, suit, or proceeding, by providing information and meeting and consulting with Company or their representatives or counsel, or representatives or counsel to Company, in each case, as reasonably requested by Company. Company agrees to pay (or reimburse, if already paid by Executive) all expenses actually incurred in connection with Executive’s cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by Executive if Executive reasonably determines in good faith, on the advice of counsel, that it is appropriate that Executive be separately represented by his own counsel in such proceeding.

(f) Nondisparagement. Executive shall not, during the Employment Period and thereafter, disparage in any material respect Company, any affiliate of Company, any of their respective businesses, any of their respective officers, directors or Executives, or the reputation of any of the foregoing persons or entities (the “Company Parties”). The Company Parties shall not, during the Employment Period and thereafter, disparage in any material respect Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process or are reasonably required to describe the conduct, decisions, or policies of the Company or any of its affiliates, or their respective businesses, officers, directors or Executives.

9. Choice of Law; Consent to Arbitral Jurisdiction; Venue. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises. Any dispute arising out of or relating to this Agreement or the employment of Executive by Company shall be settled exclusively in arbitration, conducted before a single arbitrator in Denver, Colorado in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Nothing herein shall limit Company’s right to seek injunctive or other equitable relief as described in Section 8(d), above, from a state or federal court in the City and County of Denver.

10. Successors; Binding Agreement.

(a) Company’s Successors. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by Company without Executive’s consent, to any affiliate of Company, any purchaser of Company’s business or assets or a portion thereof, or any successor to Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise), it being understood, that nothing in this Section 10(a) shall affect Executive’s right to terminate his employment for Good Reason.

(b) Executive’s Successors. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Employment Period of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

11. Insurance for Company’s Benefit. Company may at any time and for Company’s own benefit (or for the benefit of a lender to Company) apply for and take out life, health, accident or other insurance covering Executive, either independently or together with others, in any amount which Company may deem to be in its best interests. Company shall own all rights in such insurance and proceeds thereof, and Executive shall not have any right, title or interest therein. Executive shall assist Company at Company’s expense in obtaining and maintaining any such insurance by submitting to reasonable and customary medical examinations and preparing, signing and delivering such applications and other documents as reasonably may be required.

12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing or by email and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, or when the recipient acknowledges receipt in writing (including by email), addressed as follows:

If to Executive:

Scott Pomeroy

[***]

If to the Company:

XTI Aerospace, Inc.

Board of Directors

c/o David E. Brody

8123 InterPort Blvd., Suite C

Englewood, CO 80112

[***]

with a copy to:

[***]

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Section 409A of the Code. Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code. The parties agree that in the event Executive or Company reasonably determines that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Entire Agreement. Except as otherwise provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, Executive or representative of any party hereto in respect of such subject matter. Except as other provided herein, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

19. Noncontravention. Company and Executive each represent to the other that Company and Executive, as the case may be, are not prevented from entering into, or performing, this Agreement by the terms of any law, order, rule or regulation, by-laws or declaration of trust, or any agreement to which Company or Executive, as the case may be, is a party.

20. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

XTI Aerospace, Inc.

/s/ Scott Pomeroy	By:	/s/ David Brody
Scott Pomeroy, an individual	Title:	Chairman of Compensation Committee

SCHEDULE A

(Attached to XTI/Pomeroy Employment Agreement)

Cash Bonus Criteria: Baseline of 100% of base salary, with the right and ability to earn up to a cap of 150% of base salary, applying a weighted average percentage (%) of the following objective and subjective criteria and milestones:

1. Financial (50% of cash bonus): Equity investments (including convertible debt): (a) 2024 -- By Finexic or other investor in the target amount of $50 million, closed by December 31, 2024; (b) 2025 -- In the target amount of an additional $200 million closed by December 31, 2025; (c) 2026 -- In the target amount of an additional $200 million closed by December 31, 2026.

The target date for each year shall be fixed because each date is critical for the Company to continue operations, but the target percentage -- “50% of cash bonus” -- shall be reasonably adjusted upward or downward by the Board to reflect the difference between the target amount and the amount actually received by the Company prior to the target date. For example, if the Company closes equity investments which total $62.5 million in 2024 through one or more public offerings and/or private placements, then the cash bonus for 2024 shall be adjusted upward by 25% (of 50%). Similarly, if the Company closes equity investments which total $37.5 million between in 2024 through one or more public offerings and/or private placements, then the cash bonus for 2024 shall be adjusted downward by 25% (of 50%).

2. Financial (20%): The average market cap for each of the following periods, based on the difference between the target to be set by the Board and the actual average market cap, which shall be the basis for an upward or downward adjustment to the 20% target percentage: (a) 2024 The difference between the target set by the Board at or shortly after the Organizational meeting of the XTIA Board of Directors and the average of the market cap from October 1, 2024 through December 31, 2024; (b) 2025 The target set by the Board by February 28, 2025 and the average of the market cap from October 1, 2025 through December 31, 2025 and (c) 2026 The target set by the Board by February 28, 2026 and the average of the market cap from October 1, 2026 through December 31, 2026.

3. Technology (10%): Recognizing that first flight is not likely to occur prior to the end of the Employment Period (December 31, 2025), this criterion is based on: (a) completing PDR, including entering into contracts with specified key suppliers, by December 31, 2024, (b) completing CDR by May 1, 2026 and (c) completing First Flight by November 1, 2026.

4. IIOT (15%) (Board decision/discretion): Growth and performance.

➢	Year 1 2024 Criteria
o	IIOT business stabilization,
o	Leadership team reevaluated,
o	Germany hires secured,
o	Equitas strategic report completed,
o	No more than $1.5M of negative cash flow for the year,
o	Board approved business plan adopted.

➢	Year 2 2025 Criteria: Performance Criteria to be provided by Board by January 1, 2025 as part of approved business plan (including bonus based on favorable disposition)

➢	Year 3 2026 Criteria: Performance Criteria to be provided by Board by January 1, 2026 as part of approved business plan (including bonus based on favorable disposition)

5. Strategic and other goals (5%) (Board decision/discretion): (a) Progress on site selection (short-term and long-term); (b) Achieving hiring goals; (c) Communication, efficiency, culture, and morale.

SCHEDULE B

(Attached to XTI/Pomeroy Employment Agreement)

Executive serves on the following Boards or Committees:

AVX Aircraft Company

Valor Christian High School

11